Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

AMTD IDEA Group

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Class A ordinary shares, par value US$0.0001 per share(1)	Rule 457(o)	—	—	$50,000,000.00	$0.0000927	$4,635.00
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					$50,000,000.00		$4,635.00

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$4,635.00

(1)

Includes securities initially offered and sold outside the United States that may be resold from time to time in the United States. Offers and sales of Class A ordinary shares outside the United States are being made pursuant to applicable law. From time to time, such Class A ordinary shares may be represented by American depositary shares, or ADSs, issuable upon deposit of the Class A ordinary shares registered hereby. ADSs have been registered under a separate registration statement on Form F-6 (Registration No. 333-232822). Each ADS represents one Class A ordinary share.

(2)

Calculated pursuant to Rule 457(o) under the Securities Act of 1933, as amended, or the Securities Act, based on the proposed maximum aggregate offering price. Payment of the registration fee at the time of filing of the Registrant’s registration statement on Form F-3ASR, filed with the Securities and Exchange Commission on April 22, 2022, was deferred pursuant to Rules 456(b) and 457(r) under the Securities Act and is paid herewith.